Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2021, with respect to the consolidated financial statements of First Midwest Bancorp, Inc. incorporated by reference in the Registration Statement on Form S-4 of Old National Bancorp.

/s/ Ernst & Young LLP

Chicago, Illinois
June 29, 2021